UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

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☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VITACOST.COM, INC.

(Name of Registrant as Specified in its Charter)

GREAT HILL INVESTORS, LLC

GREAT HILL EQUITY PARTNERS III, L.P.

GREAT HILL EQUITY PARTNERS IV, L.P.

CHRISTOPHER S. GAFFNEY

MICHAEL A. KUMIN

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

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On June 8, 2010, Great Hill Investors, LLC, Great Hill Equity Partners III, L.P. and Great Hill Equity Partners IV, L.P. caused the following letter to be mailed to the stockholders of Vitacost.com, Inc.

One Liberty Square

Boston, MA 02109

June 8, 2010

Dear Fellow Stockholder:

As you may know, Great Hill Equity Partners IV, L.P. and certain of its affiliates (“Great Hill”) are soliciting written consents from the stockholders of Vitacost.com, Inc. (“Vitacost”) to reconstitute the Vitacost board by electing Great Hill’s four new, highly qualified nominees. Great Hill is an investment firm managing over $2.7 billion in capital, focused on investing in growth companies operating in the media and Internet, consumer and business services, logistics, transaction processing and software industries. We currently own 19.7% of Vitacost’s outstanding common stock.

As major stockholders, we have commenced this consent solicitation because we believe that time is of the essence to stem the significant erosion in stockholder value that has occurred since Vitacost’s initial public offering. We believe that a primary reason for this poor performance is because Vitacost’s board is comprised of directors with little, if any, public company or Internet, eCommerce or direct marketing experience.

To Help Effect a Turnaround, We Are Asking You to Consent to Our Three Proposals

•	Proposal 1: Amend Vitacost’s bylaws to allow stockholders to fill board vacancies

•	Proposal 2: Remove four current directors – Eran Ezra, Stewart L. Gitler, David N. Ilfeld and Lawrence A. Pabst

•	Proposal 3: Elect Great Hill’s four nominees

We urge you to protect the value of your investment by supporting these needed changes. Because we initially mailed our consent materials to stockholders prior to the June 2, 2010 record date, you may have already received our materials. If you have already returned a WHITE consent card, you do not need to take any further action. If you have not yet voted, please sign, date and return the enclosed WHITE consent card. You must sign and date the WHITE consent card in order for it to be valid.

If you have returned Vitacost’s gold consent revocation card, you have every right to change your vote. Simply sign, date and return the enclosed WHITE consent card.

We believe that our nominees, Christopher S. Gaffney, Mark A. Jung, Michael A. Kumin and Jeffrey M. Stibel, have the experience necessary to help Vitacost grow and build stockholder value. Together they possess over 60 years of combined experience in the Internet, eCommerce and direct marketing industries, as well as significant experience as directors and executives in numerous public and private companies. We are confident that our nominees would provide tremendous value in addressing the troubling performance issues facing Vitacost today, including manufacturing and logistical mistakes, turnover in key management positions, poor board-level governance, and two earnings misses in the past twelve months – all leading to serious stockholder value erosion.

Two members of Vitacost’s current board agree. Allen S. Josephs, M.D., a director and founder of Vitacost, who possesses voting control over approximately 7.1% of its common stock, and Robert G. Trapp, M.D., a director of Vitacost who possesses voting control over approximately 2.7% of its common stock, have indicated that they presently intend, in their capacity as stockholders, to consent in some manner “for” Great Hill’s proposals. We do not believe that it is a coincidence that the support that we are receiving from Vitacost’s existing directors is coming from these two individuals, each of whom owns a significant amount of Vitacost’s stock. As stockholders, they have suffered from the recent erosion in stockholder value themselves and apparently do not view the current board to be capable of effecting the necessary changes at Vitacost.

Great Hill’s Nominees will Seek to Enhance Management Oversight, Board Effectiveness and Corporate Governance at Vitacost in Order to Enhance Operational Performance and Stockholder Value

Consider the qualifications and experience of our four nominees:

•

Mr. Gaffney has over 20 years of experience as an investor in high growth companies, with a particular emphasis on the media, Internet, and consumer and business services sectors. Mr. Gaffney currently serves on the board of directors of LECG Corporation, a publicly-traded provider of professional services, and in the past has served on the boards of directors of numerous public and private companies, including BuscaPé.com, Inc., a leading eCommerce platform in Latin America (“BuscaPé.com”); and IGN Entertainment, Inc., a community-based Internet media and commerce company (“IGN”).

•

Mr. Jung has been involved with Internet and technology companies for over 20 years. He is the former Chief Executive Officer of IGN, a leading Internet and media services provider that was acquired by News Corporation. Until recently, he was the Chief Executive Officer of VUDU, Inc., a provider of interactive TV services that was acquired by Wal-Mart Stores, Inc. He currently serves on the board of directors of 3PAR Inc., a publicly-traded provider of data storage systems, and previously served on the board of directors of Limelight Networks, Inc., a publicly-traded provider of high-performance content delivery network services.

•

Mr. Kumin has nearly 15 years of experience as an executive and investor in public and private companies, with a particular emphasis on companies in the media, Internet, and consumer and business services sectors. He currently serves on the board of directors of Spark Networks, Inc., a publicly-traded provider of subscription-based online personals, and in the past has served on the boards of directors of numerous private companies, including BuscaPé.com and IGN.

•

Mr. Stibel has been involved with Internet and eCommerce companies for over 14 years, including serving as a senior executive at several publicly-traded companies in the Internet space, such as Web.com Group, Inc. and United Online, Inc. He currently serves on the board of directors of Autobytel Inc., and previously served on the boards of directors of Web.com Group, Inc. and its predecessors, all of which were publicly-traded providers of website building tools, online marketing, lead generation, eCommerce and technology solutions.

Why Vitacost Needs Better Strategic Oversight by a Highly Qualified Board

Vitacost has over-promised and under-delivered:

•	Vitacost management communicated a “growth strategy” prior to its IPO and then subsequently issued revenue guidance for Q4 2009 that implied flat quarter-over-quarter growth.

•	Vitacost management raised outlook for Q1 2010 and then dramatically reduced outlook only 2 months later.

Vitacost has underperformed since going public:

•	Vitacost suffered from a manufacturing problem in Q1 2010 during Vitacost’s seasonally strongest quarter and only months after the IPO.

•	Vitacost admitted its inability to manage shipping logistics/costs (split-shipping items to customers).

•	Vitacost reported significantly higher incidences of back-order volume versus historical norms.

•	Vitacost’s mix shifted away from high-margin proprietary products to third-party branded products.

Vitacost has experienced high turnover and underperformance in mission critical functions:

•

Eigerwand Bjornstad, Vice President of Manufacturing, resigned in December 2009; Vitacost announced the hiring of John Young as Director of Manufacturing on January 5, 2010, only to terminate his employment shortly thereafter.

•	No replacement for this key manufacturing position has been found to date; Vitacost’s CEO, who has no manufacturing experience, is now directly responsible for its vital manufacturing operations.

Vitacost’s Board-level governance to date has been poor:

•

Vitacost’s current board of directors lacks any relevant prior public company director experience and, other than at Vitacost, not one member has disclosed any direct experience operating Internet, eCommerce or direct marketing businesses.

•

Vitacost’s current board of directors approved the adoption of a poison pill on March 24, 2010 without seeking stockholder approval and will not submit the poison pill for stockholder approval until 2012 at the earliest – if at all.

•

Recently, Vitacost alleged that allowing you, as an owner of Vitacost, to vote to fill vacancies on the board of directors of your company “would not represent good corporate governance” and “could be detrimental to the company” – statements that we believe underscore how disconnected Vitacost’s current board is with stockholder concerns.

This is a critical year for Vitacost. It is in the middle of a plan to expand and further automate distribution, expand SKUs significantly, and bring more proprietary production in-house. Vitacost needs an experienced board of directors capable of helping management execute on its strategic and operational plans.

Great Hill’s Nominees Have a Sound Approach to Overseeing Value Creation

Our nominees will help ensure that Vitacost’s growth and expansion plans are effectively implemented by management

•	Further automate distribution centers

•	Expand SKU count

•	Manufacture a higher proportion of products in-house

•	Integrate ERP system with existing software infrastructure

•	Identify new key leadership to manage the critical manufacturing function

•	Maintain existing customer relationships and optimize new customer acquisition through targeted direct marketing campaigns

Leveraging their expertise, our nominees will provide management with appropriate Board-level input

•	Highly relevant experience operating, managing and advising private and publicly-traded eCommerce, direct marketing, search advertising, online advertising and branded consumer retail businesses.

•

Strong track records of building strategic assets through organic initiatives and accretive acquisitions, driving improved operating performance, both in terms of revenue growth and profitability, and ultimately creating substantial stockholder value.

Our nominees will redeem Vitacost’s poison pill

•	Poison pills prevent long-term, growth oriented investors from purchasing additional shares and thereby supporting the stock price.

Great Hill Is Not Seeking to Acquire Vitacost

We are subject to Delaware’s “interested stockholder” statute (DGCL Section 203). This means that until March 23, 2013, we cannot acquire Vitacost without the approval of its board and two-thirds of the outstanding stock which is not owned by Great Hill. These provisions are non-waivable and we have no ability to change these restrictions.

Vitacost Can Be Righted – The Time to Act is Now

We believe that our nominees’ sound and clear approach to overseeing value creation would be instrumental in putting Vitacost back on a strong growth track. This is a critical year for Vitacost, which needs an experienced board of directors capable of helping management execute on its strategic and operational plans. We need your support to effect these changes. Please sign, date and return the enclosed WHITE consent card to cast your vote in favor of putting in place new directors at Vitacost.

We appreciate your prompt attention to this important matter. Thank you on behalf of Great Hill.

Sincerely,

Christopher S. Gaffney	Michael A. Kumin

For additional information or assistance, please contact MacKenzie Partners, Inc., which is assisting Great Hill in the solicitation of consents:

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

*    *    *

Additional Information

Great Hill is continually engaged in the evaluation of potential investments in a number of industries and sectors, and is often assisted in such evaluation by current and former executives whom Great Hill has identified because of their superior management skill and experience leading growth companies. Recently, Great Hill has entered into substantive discussions regarding a possible investment in an operating company (in no way competitive with Vitacost), and it is Great Hill’s current intention that Mr. Stibel would serve as a senior executive of this company if Great Hill elects to proceed with such investment. Mr. Stibel is not being compensated by Great Hill in connection with his assistance to Great Hill in evaluating this investment opportunity, but would receive compensation, negotiated on an arms’-length basis, if he ultimately serves in an executive capacity with this company. Great Hill has made no decision as to whether it will proceed with this investment, and it is uncertain whether or not any transaction will ever be consummated.

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